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                                                                    EXHIBIT 5.1


February 20, 1996

IMRE Corporation
401 Queen Anne Avenue North
Seattle, WA 98109


Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by IMRE Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the public offering of up to 9,560,702 shares of the Company's Common Stock, par value $.02 (the "Shares"), to be sold by certain stockholders, as described in the Registration Statement.


In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, both as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By: /s/ FREDERICK T. MUTO
    ----------------------------
    Frederick T. Muto